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                                                                      Exhibit 12

           Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends
                             (Dollars in thousands)

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Three months ended March 31,                                                 2001             2000
                                                                             ----             ----

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Net income before extraordinary item                                      $ 5,919          $18,808

Add:
  Portion of rents representative
    of the interest factor                                                    198              244
  Minority interests                                                          760              845
  Loss on equity investment in joint venture                                (219)                -
  Interest on indebtedness                                                 37,221           39,075
                                                                           ------           ------
    Earnings                                                              $43,880          $58,972
                                                                          =======          =======

Fixed charges and preferred stock dividend:
  Interest on indebtedness                                                $37,221          $39,075
  Capitalized interest                                                        768              964
  Portion of rents representative
    of the interest factor                                                    198              244
                                                                           ------           ------
     Fixed charges                                                         38,187           40,283
                                                                           ------           ------
Add:
  Preferred stock dividend                                                  9,063            9,408
                                                                           ------           ------
     Combined fixed charges and preferred stock dividend                  $47,250          $49,691
                                                                          =======          =======
Ratio of earnings to fixed charges                                           1.15 x           1.46 x

Ratio of earnings to combined fixed charges
     and preferred stock dividend                                            0.93             1.19

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